Exhibit 10-75
DTE ENERGY COMPANY
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
Amended and Restated Effective January 1, 2005

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Appendix A — MSBP Document
Appendix B — Frozen MSBP Participants
Appendix C — Grandfathered MSBP Participants
Appendix D — Grandfathered SDRIP Participants
Appendix E — Grandfathered SDRIP Participants — 100% Vested as of June 1, 2002
Appendix F — Key Employe Deferred Compensation Plan Document

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DTE ENERGY COMPANY
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
Amended and Restated Effective January 1, 2005
PREAMBLE
     Benefits under the DTE Energy Company Executive Supplemental Retirement Plan (“Plan”) are available to designated executives and key management employees of DTE Energy Company and its Affiliated Companies. DTE Energy Company has established this Plan to benefit executives of DTE Energy Company and its Affiliated Companies in a manner that will be in the best interest of DTE Energy Company and its shareholders.
     The Plan replaced The Detroit Edison Company Management Supplemental Benefit Plan (“MSBP”), and all benefits under the MSBP were transferred to the Plan as of January 1, 2001. The Plan provides executives who are Grandfathered MSBP Participants (other than Frozen MSBP Participants) as of January 1, 2001, the opportunity upon termination to choose to have their benefit from the Plan calculated under the provisions of the MSBP, as modified by this Plan, or the provisions of this Plan. The MSBP is included as Appendix A. The provisions set forth in Appendix A continue to apply unless specifically modified under the provisions of the Plan.
     The Plan also replaced the MCN Energy Group Supplemental Death Benefit and Retirement Income Plan (“SDRIP”), and all benefits under the SDRIP for active Grandfathered SDRIP Participants were transferred to the Plan as of June 1, 2002.
     The Plan also replaced the Key Employee Deferred Compensation Plan (“KEDC”) which is attached as Appendix F.
     Any employee who was a participant in the MSBP, SDRIP or KEDC and:
(1)	Was receiving benefits under such prior plan as of December 31, 2000 (May 31, 2002 for the SDRIP), or

(2)	Had terminated employment with the Company on or before December 31, 2000 (May 31, 2002 for the SDRIP) and was due a benefit at a later date shall continue to be paid (or shall be paid) benefits under the provisions of such prior plan.
SECTION 1.
TITLE, PURPOSE AND EFFECTIVE DATE
     1.01. Title. The title of this Plan shall be the “DTE Energy Company Executive Supplemental Retirement Plan” and shall be referred to in this document as the “Plan.”

     1.02. Purpose. The purpose of the Plan is to promote the success of DTE Energy Company (hereinafter referred to as “DTE”) by providing the ability to attract and retain certain executives by providing such designated executives with additional retirement benefits.
          It is intended that this Plan provide deferred compensation for “a select group of management or highly compensated employees” within the meaning of sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as “ERISA”) and, therefore, to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.
     1.03. Effective Date. The Plan was originally effective January 1, 2001. This amendment and restatement of the Plan is effective January 1, 2005, unless a different effective date is specified for a particular provision.
     1.04 Compliance with Code Section 409A. The Plan is being amended and restated effective January 1, 2005 to comply with the requirements of Code Section 409A solely with respect to benefits accrued and vested after December 31, 2004. It is intended that all Plan benefits accrued and vested as of December 31, 2004 are not subject to Code Section 409A. Only Plan benefits accrued and vested after January 1, 2005 are subject to Code Section 409A. Any inconsistency or ambiguity in this amended and restated Plan document is to be construed consistent with this Section 1.04.
          As permitted by the Treasury Regulations promulgated under Code Section 409A and guidance issued by the Internal Revenue Service, the Plan has been administered in compliance with applicable guidance under Code Section 409A in effect after December 31, 2004 before the adoption of this amended and restated Plan document.
SECTION 2.
DEFINITIONS
     The following words and terms, as used in this Plan, shall have the meanings set forth below, unless a clearly different meaning is required by the context in which the word or phrase is used.
     2.01. “Account” means, except as to a Frozen MSBP Participant’s Benefit, the hypothetical record or bookkeeping entry maintained by the Company reflecting each Participant’s Opening Balance (if any), Compensation Credits, Discretionary Contributions (effective October 30, 2006), credited earnings and losses, and distributions under the Plan. The term “Account” should not be construed as an actual segregation of assets for the benefit of any particular Participant.
     2.02. “Affiliated Company” means any corporation while such corporation is a member of the same controlled group of corporations (within the meaning of Code section 414(b)) as DTE or any other employing entity while such entity is under common control (within the meaning of Code section 414(c)) with DTE.

     2.03. “Anniversary Year” means the 12-month period of active service beginning with the date an employee is originally designated a Participant. For purposes of a Grandfathered MSBP Participant, an Anniversary Year means the 12-month period beginning with the date an employee was named a Group I or II participant in the MSBP.
     2.04. “Annual Cash Bonus” means the compensation payable in the Plan Year under the DTE Energy Company Annual Incentive Plan, any similar annual incentive plan of an Affiliated Company, or any successor plans thereto.
     2.05. “Base Salary” means base salary payable prior to reduction for any pre-tax deferrals under Code sections 125, 129 or 401(k) and prior to reduction for any payroll deduction for taxes or any other purpose. “Base Salary” shall exclude any bonus, long-term awards, fringe benefit or other form of remuneration.
     2.06. “Beneficiary” means the person, persons or entity designated in writing by the Participant, on forms provided by the Company, to receive distribution of certain death benefits payable under the Plan in the event of the Participant’s death.
     2.07. “Board” means the Board of Directors of DTE Energy Company.
     2.08. “Cash Balance Plan” means any cash balance defined benefit plan maintained by the Company or an Affiliated Company which is intended to be qualified under Code section 401(a).
     2.09. “Code” means the Internal Revenue Code of 1986, as amended, and any regulations issued thereunder. References to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
     2.10. “Committee” means the Organization and Compensation Committee of the Board. The Committee is responsible for the administration of the Plan and may delegate such administrative responsibilities under this Plan.
     2.11. “Company” means DTE Energy Company or its successors and assigns.
     2.12. “Company’s Accountants” means the independent accountant or accountants engaged by the Company and, if selected or changed following a Change in Control, approved by the trustee of the trust established in accordance with Section 14.
     2.13. “Company’s Actuaries” means the independent actuary or actuaries engaged by the Company and, if selected or changed following a Change in Control, approved by the trustee of the trust established in accordance with Section 14.
     2.14. “Compensation” means a Participant’s Base Salary plus Annual Cash Bonus.

     2.15. Before January 1, 2006, “Compensation Credit” means an amount equal to 9% of the Participant’s Compensation. Such credit shall be computed and credited to the Participant’s Account on a monthly basis as of the last business day of each month. In order to receive a Compensation Credit for a given month, the Participant must be actively employed by the Company or Affiliated Company on such last business day of the month.
     Effective January 1, 2006, “Compensation Credit” means:
          (a) an amount equal to 10% of the Participant’s Compensation for a Participant who is the DTE Chief Executive Officer, the DTE Chief Operating Officer, or in Executive Group 1 or 2;
          (b) an amount equal to 9% of the Participant’s Compensation for a Participant who is in Executive Group 3;
          (c) an amount equal to 9% of the Participant’s Compensation for a Participant who is in Executive Group 4 and who was a Participant as of December 31, 2005;
          (d) an amount equal to 7% of the Participant’s Compensation for a Participant who is in Executive Group 4 and who first became a Participant after December 31, 2005; and
          (e) an amount equal to 5% of the Participant’s Compensation for a Participant who is in Executive Group 5.
     Before April 1, 2007, the credit will be computed and credited to the Participant’s Account on a monthly basis as of the last business day of each month. In order to receive a Compensation Credit for a given month, the Participant must be actively employed by the Company or Affiliated Company on the last business day of that month.
     Effective April 1, 2007, the credit will be computed and credited to the Participant’s Account at the end of each payroll period.
     2.15A Effective October 30, 2006, “Discretionary Contribution” means a credit to a Participant’s Account in addition to Compensation Credits. A Discretionary Contribution will be stated as a percentage of a Participant’s Compensation or as a lump sum amount. All Discretionary Contributions must be approved by the Committee.
     2.16. “DTE” means DTE Energy Company or its successors and assigns.
     2.17. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder. References to any section or subsection of ERISA includes references to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

     2.17A Effective January 1, 2006, “Executive Group” is the grouping of executives to which a Participant is assigned by the Company for purposes of determining the Participant’s compensation level, incentive targets, and executive benefit eligibility.
     2.18. “FICA” means the tax applied under the Federal Insurance Contributions Act as set forth in Chapter 21, Subtitle C, of the Code, and any regulations issued thereunder.
     2.19. “Frozen MSBP Participant” means an employee of DTE on December 31, 2000 who was participating in the MSBP on December 31, 2000 and is included in Appendix B.
     2.20. “Frozen MSBP Participant’s Benefit” means the value of the Participant’s MSBP benefit. Such benefit shall be calculated in accordance with section 5.01. In order to receive this benefit, the Participant must have attained age 55 and have completed at least 10 years of Company service upon termination, retirement, disability or death.
     2.21. “Grandfathered MSBP Participant” means an active employee of DTE on December 31, 2000 who was participating in the MSBP on December 31, 2000 and is included in Appendix C.
     2.22. “Grandfathered MSBP Retiree” means a former employee of DTE or an Affiliated Company who, on December 31, 2000, was a retired participant receiving benefits from the MSBP. The benefits payable to a Grandfathered MSBP Retiree shall be identical in all respects to the participant’s benefit under the MSBP.
     2.23. “Grandfathered SDRIP Participant” means an active executive who was participating in the SDBRIP on May 31, 2002 and is included in Appendix D or E.
     2.24. “Grandfathered SDRIP Nonactive Participant” means a former employee of DTE or MCN Energy Group who, on May 31, 2002, was a terminated participant receiving or eligible to receive benefits from the SDRIP. The benefits payable to a Grandfathered SDBRIP Retiree shall be identical in all respects to the participant’s benefit under the provisions of the SDRIP.
     2.25. “Investment Credit” means the hypothetical earnings, gains or losses posted to the Participant’s Account as if the Participant’s Account was invested in specific investment funds, as directed by the Participant, that reflect the funds offered under the DTE Energy Company Savings and Stock Ownership Plan, or its successor thereto. Prior to January 1, 2001, the Investment Credit will be equal to 7% per year, compounded monthly. From January 1, 2001 through November 1, 2002 or the conversion to a third-party administrator, the Investment Credit will be equal to 9.5% per year, compounded monthly.
     2.26. “Opening Balance” means:
          (a) With respect to a Grandfathered MSBP Participant, the hypothetical value that would have accumulated if the ESRP had been in effect for such participant from the date he/she was named a Group I or II participant in the MSBP through January 1, 2001 (“Transition

Period”). For purposes of the Compensation Credits during such Transition Period only, the term Compensation shall mean base pay, lump sums in lieu of annual base pay increases, and amounts awarded under the Shareholder Value Improvement Plan (‘SVIP’) and the Executive Incentive Plan (‘EIP’). SVIP and EIP awards for years before 1994 will be treated as paid in full on the date the first payment was made; otherwise, SVIP and EIP awards will be included on the date of payment. Compensation includes amounts deferred under any qualified or nonqualified deferred compensation plan sponsored by DTE or any Affiliated Company. An Investment Credit equal to 7% per year, compounded monthly, shall be applied until December 31, 2000 and 9.5% per year compounded monthly from January 1, 2001 to the later of November 1, 2002 or the conversion to a third-party administrator.
          (b) With respect to a Grandfathered SDRIP Participant, the value of such participant’s SDRIP account as of May 31, 2002 under Option A of the SDRIP present valued at a 7% discount rate, plus Compensation Credits and Investment Credits from June 1, 2002 until the later of November 1, 2002 or the conversion to a third-party administrator.
          (c) With respect to a Participant who is not a Grandfathered MSBP or SDRIP Participant hired prior to the later of November 1, 2002 or the date of conversion to a third-party administrator, an amount equal to Compensation Credits and Investment Credits until the later of November 1, 2002 or the conversion to a third-party administrator.
     2.27. “Participant” means an executive of DTE or an Affiliated Company who has been designated by the Committee as eligible to participate in the Plan.
     2.28. “Plan” means the DTE Energy Company Executive Supplemental Retirement Plan, as described herein and as amended.
     2.29. “Plan Year” means the period beginning January 1 and ending December 31 of each year.
     2.29A “Post-2004 Benefit” means:
          (a) With respect to a Frozen MSBP Participant or a Grandfathered MSBP Participant, the portion of the MSBP benefit in excess of the Pre-2005 Benefit.
          (b) With respect to a Participant’s Account, the portion of the Account attributable to Compensation Credits and Discretionary Contributions credited to the Account after December 31, 2004 and associated Investment Credits.
     2.29B “Pre-2005 Benefit” means:
          (a) With respect to a Frozen MSBP Participant or a Grandfathered MSBP Participant, the portion of the MSBP benefit accrued and vested as of December 31, 2004, computed as if the Participant voluntarily terminated employment as of December 31, 2004, and actuarially adjusted as permitted by the Treasury Regulations under Code Section 409A.

          (b) With respect to a Participant’s Account, the portion of the Account attributable to the Participant’s Opening Balance and Compensation Credits credited to the Account before January 1, 2005 and associated Investment Credits.
     2.30. “Spouse” means an individual who is legally married to a Participant under the laws of the State in which the Participant resides, on the day immediately preceding the Participant’s date of death.
     2.31. “Vested Account” means the amount that the Participant is entitled to receive upon termination of service for any reason with the Company or an Affiliated Company. Vesting in a Participant’s Account is governed by Section 7 herein.
SECTION 3.
PARTICIPATION
     3.01. Designation By Committee. An employee may only become a Participant by designation by the Committee. Such employee must be an individual who is included within a “select group of management or highly compensated employees,” within the meaning of Title I of ERISA. In addition, an employee who is a Grandfathered MSBP Participant, a Frozen MSBP Participant or a Grandfathered SDBRIP Participant shall also be a participant in the Plan.
     3.02. Effective Date of Participation.
          (a) Newly Designated Participants. An Employee shall become a Participant as of the later of January 1, 2001 or the date he or she is first designated as a Participant.
          (b) Grandfathered MSBP Participants. A Grandfathered MSBP Participant shall be deemed to be a participant under the Plan as of the date he or she was named a Group I or II participant in the MSBP.
          (c) Grandfathered SDBRIP Participants. A Grandfathered SDBRIP Participant shall become a Participant as of June 1, 2002.
     3.03. Revocation of Designation. A Participant whose designation is revoked prior to the Participant’s retirement, death, termination or disability shall not receive any Compensation Credits under the Plan subsequent to the date of such revocation. However, all monies that are deemed to be in the Participant’s Account as of the date of revocation shall continue to be reflected in the Participant’s Account, including earnings, gains and losses based on the Participant’s Deemed Investment elections under section 4.02, until the Participant’s retirement, death, termination or disability.
     If a Participant whose designation has been revoked under this section is subsequently redesignated as a Participant under section 3.01, the provisions of section 7.03 shall govern.

SECTION 4.
ACCOUNTS AND EARNINGS
     4.01. Establishment of Accounts. The Committee shall establish a hypothetical bookkeeping Account for each Participant. The initial value of a Participant’s Account shall be zero, except for a Grandfathered MSBP Participant or a Grandfathered SDBRIP Participant, whose initial Account balance shall be established as an Opening Balance. The establishment of an opening balance other than that stated in the previous sentence or awarding of additional service for purposes of vesting under Section 7 shall not be permitted under the Plan.
          Upon the conversion to a third-party administrator, a Participant’s Account balance shall be deemed to be invested in a money market investment fund unless and until the Participant makes his or her investment elections in accordance with section 4.02. Compensation Credits shall be credited to a Participant’s Account as of the last business day of each month. Effective October 30, 2006, a Discretionary Contribution will be credited to a Participant’s Account as of the date determined by the Committee when the Committee approves the Discretionary Contribution.
     4.02. Election of Investment Options. Each Participant shall, by filing an election with the Committee, in a format approved by the Committee, elect the investment options in which the Participant’s Account is deemed to be invested (“Deemed Investments”). Investment options available under the Plan and the ability to change such investment election shall mirror those available under the DTE Energy Company Savings and Stock Ownership Plan (or any successor plan thereto), however, investment options may be changed at the discretion of the Committee.
     4.03. No Requirement to Fund. The Company shall have sole discretion whether or not to invest any of the Company’s funds (whether or not in trust) in a manner that reflects the Deemed Investments or in any other manner. If and to the extent the Company chooses to invest in any Deemed Investment, assets acquired by the Company shall remain the sole property of the Company, subject to the claims of its general creditors, and shall not be deemed to form part of the Participant’s Account. Nothing herein, however, shall preclude the Company from segregating assets that are intended to be a source of payment of benefits from the Plan. The Company shall not be required to fund its obligations in any manner and shall not be required to invest in any particular investment, including any Deemed Investment fund. The Company may, without limitation, purchase life insurance or any security or other property with respect to any or all of its obligations under the Plan. Participants shall have no right, title or interest in any assets held by the Company (or any trust) by reason of a Participant’s participation in this Plan.
SECTION 5.
GRANDFATHERED AND FROZEN MSBP BENEFITS
     5.01. Grandfathered and Frozen MSBP Participant’s MSBP Benefit.
          (a) General. In computing a Grandfathered or Frozen MSBP Participant’s MSBP benefit, such benefit shall be calculated under the provisions described in Appendix A;

however, for any years of participation after December 31, 2000, Final Average Compensation shall be computed using a hypothetical 10% bonus amount (based on the Participant’s base salary as of the end of the year of computation) in lieu of any payments actually paid under the Shareholder Value Improvement Plan (or any successor plan thereto). Such hypothetical bonus shall be deemed credited as of March 1 in the year after the year during which the bonus was earned.
          (b) Target Percent of Average Final Compensation. Participants who have been awarded service under the MSBP must certify any qualified plan retirement income that the Participant has received, is receiving or will receive from a previous employer. Payments from the MSBP to Participants with awarded service shall be reduced by the non-contributory portion of such retirement income from a previous employer.
          (c) Cash Balance Participation. If a Grandfathered or Frozen MSBP Participant participates in the cash balance portion of the DTE Energy Company Retirement Plan (or any successor plan thereto), such Participant’s MSBP benefit shall be computed in accordance with Appendix A, except that the calculation under Step 5 of the Payment Calculation shall be modified such that the Monthly Target Benefit Amount under the Guaranteed Term Plus Life payment option will be determined as one-twelfth of the following: Step 2 plus Step 4 minus the Cash Balance Benefit under the DTE Energy Retirement Plan expressed as a Straight Life Annuity option at early retirement. Under Step 2 as modified, the term “Retirement Allowance Factor” shall mean the “multiplier (or multipliers, if applicable) used in the basic formula of the DTE Energy Company Retirement Plan for Non-Cash Balance Participants.”
          (d) Promotion From Group II. If a Participant who had a designation of Group II under the MSBP as of January 1, 2001, is subsequently promoted to Group I, such Participant’s MSBP benefit at termination shall be calculated with the Group I target percentage of average final compensation and Group I service index.
          (e) Promotion From Group III. If a Frozen MSBP Participant who had a designation of Group III under the MSBP as of January 1, 2001, is subsequently promoted and designated a Group II or Group I Participant, such Participant’s MSBP benefit at termination will be calculated with the target percentage of average final compensation and service index reflective of the Participant’s Group at termination. Such Participant’s ESRP Account shall be initialized as of the date the Participant’s promotion to Group I or Group II is effective (“Promotion Date”). As of the Participant’s Promotion Date, he or she shall be treated as a Grandfathered MSBP Participant for purposes of Section 5.02.
     5.02. Election for Grandfathered MSBP Participants. A Grandfathered MSBP Participant may be eligible to elect to receive one of the following benefits of this Plan:
          (a) the value of the Participant’s Account distributed in accordance with his or her distribution election as of the Participant’s last day of active employment with the Company or Affiliated Company; or

          (b) the value of the Participant’s MSBP benefit calculated under section 5.01. In order to elect this option (b), the Participant must have attained age 55 and have completed at least 10 years of Company service as of his or her last day of active employment with the Company or Affiliated Company.
     Such election shall be made no later than the Participant’s last day of active employment with the Company or Affiliated Company. If a Grandfathered MSBP Participant does not make a timely election under this section, such Participant shall be deemed to have made the election described in subsection (a) above as of his or her termination date.
     If a Grandfathered or Frozen MSBP Participant makes an election to have his or her benefit calculated in accordance with Section 5.02(b) and such Participant survives his or her designated beneficiary prior to full payment of the benefit, the Participant shall continue to receive the benefit as originally calculated. There shall be no pop-up feature under this Plan.
     5.03. Election for Frozen MSBP Participants.
          (a) Before October 30, 2006, a Frozen MSBP Participant shall not have an election as described in section 5.02. The benefit available to a Frozen MSBP Participant shall be calculated as described in section 5.01(a) or (b).
          Effective October 30, 2006, a Frozen MSBP Participant who has Compensation Credits or Discretionary Contributions credited to his or her Account under section 4.01 must make the election described in section 5.02. The Frozen MSBP Participant may not receive both the Participant’s MSBP benefit and the Participant’s Account.
          (b) A Frozen MSBP Participant who has not had any Compensation Credits or Discretionary Contributions credited to his or her Account under section 4.01 does not have an election as described in section 5.02. The benefit available to the Frozen MSBP Participant will be calculated as described in section 5.01(a) or (b).
SECTION 6.
FORM AND TIMING OF PAYMENT
     6.01. Distribution of Account.
          (a) The Company shall distribute each Participant’s Vested Account in accordance with the Participant’s distribution election unless the Plan provides otherwise. The distribution election shall provide for payment in either (i) annual installments over a period not less than two years and not more than 15 years, in one-year increments, or (ii) a lump sum distribution. If no distribution election is on file with the Company, the Participant’s Vested Account shall be distributed in a single lump sum.

          (b) Distribution of the MSBP benefit to a Grandfathered MSBP Participant or a Frozen MSBP Participant who elects under
Section 5.2(b) to receive the Participant’s MSBP benefit instead of the Participant’s Account will be made as provided in Appendix A.
     6.02. Timing of Distributions.
          (a) Pre-2005 Benefit. A lump sum distribution or the first annual installment of the Participant’s Pre-2005 Benefit shall be made as of the March 1 of the plan year following the year of termination of service with the Company or an Affiliated Company. Subsequent annual installments of the Participant’s Pre-2005 Benefit shall be made each following March 1 of the installment period. Timing of a distribution of the Participant’s Pre-2005 Benefit due to a Participant’s death shall be governed by Section 8.03.
          (b) Post-2004 Benefit.
               (1) If the Participant is not a “specified employee” for purposes of Code section 409A at the time the Participant’s service terminates for any reason other than death, a lump sum distribution or the first annual installment of the Participant’s Post-2004 Benefit shall be made on:
                    (A) January 1 following the end of the Plan Year in which the Participant’s service with the Company or an Affiliated Company terminated, if the Participant did not make any election under Section 6.04(b)(2)(B); or
                    (B) January 1 coincident with or next following the latest date to which distribution was deferred by an election under
Section 6.04(b)(2)(B), if the Participant made one or more elections under Section 6.04(b)(2)(B).
               (2) If a Participant is a “specified employee” for purposes of Code section 409A at the time the Participant’s service terminates for any reason other than death, a lump sum distribution or first annual installment of the Participant’s Post-2004 Benefit will not be made before the latest of:
                    (A) January 1 following the end of the Plan Year in which the Participant’s service terminated for a reason other than death, if the Participant did not make any election under Section 6.04(b)(2)(B); and
                    (B) January 1 coincident with or next following the latest date to which distribution was deferred by an election under section 6.04(b)(2)(B), if the Participant made one or more elections under Section 6.04(b)(2)(B); and
                    (C) the earlier of:
                         (i) the first day of the calendar month beginning more than 6 months after the date the Participant’s service terminated for a reason other than death; and

                         (ii) the first day of the calendar month beginning after the Participant’s death.
     Subsequent annual installments of the Participant’s Post-2004 Benefit shall be made each following January 1 of the installment period.
Timing of a distribution of a Participant’s Post-2004 Benefit due to a Participant’s death shall be governed by Section 8.03.
     6.03. Form of Distributions.
          (a) Annual Installments.
               (1) General Rule. The distribution to a Participant shall be paid in cash. Except as provided in Section 6.03(a)(2), the initial annual installment distribution shall be determined by dividing the value of the Participant’s Account, determined as of December 31 of the Plan Year in which the Participant’s employment terminated by the number of installment payments to be made. The amount distributed to the Participant thereafter shall be recalculated each year to reflect changes in the Participant’s Account through December 31 of such subsequent calendar year and the remaining number of installment payments to be made. Earnings and losses based on the Deemed Investments shall be credited to the Participant’s Account through December 31 of each Plan Year in which the Participant has an Account balance.
               (2) Additional Rules for Post-2004 Benefit.
                    (A) An initial distribution delayed under Section 6.02(b)(2)(C) will be determined by dividing the value of the Participant’s Post-2004 Benefit determined as of the last day of the month preceding the payment date, by the number of installment payments to be made.
                    (B) An initial distribution delayed under Section 6.02(b)(1)(B) or 6.02(b)(2)(B) will be determined by dividing the value of the Participant’s Post-2004 Benefit as of the December 31 preceding the payment date, by the number of installment payments to be made.
          (b) Distribution of Small Amounts. Notwithstanding a Participant’s distribution election:
               (1) if a Participant’s Pre-2005 Benefit is less than or equal to $10,000 as of any December 31, the Participant’s Pre-2005 Benefit shall be paid in a single lump sum.
               (2) if a Participant’s Post-2004 Benefit is less than or equal to the dollar limit under Code Section 402(g) for the calendar year in which the Participant terminates service, the Participant’s Post-2004 Benefit shall be paid in one lump sum to the extent permitted by Code Section 409A and the related Treasury Regulations.
     6.04. Change In Distribution Option.
          (a) Pre-2005 Benefit. A Participant may change the distribution election previously selected for the Participant’s Pre-2005 Benefit by submitting a revised distribution election to the Committee. A change in time or manner of any distribution of the Pre-2005 Benefit, however, shall be effective only if the Committee (or its designated representative) receives the revised distribution election while the Participant is actively employed by the Company or an Affiliated Company.
          (b) Post-2004 Benefit.
               (1) Initial Election. A Participant who first becomes eligible to participate in the Plan may elect annual installments over a period of not less than one year and not more than 15 years for the Participant’s Post-2004 Benefit by submitting a distribution election to the Committee within 30 days of the date the Participant first becomes eligible to participate.
               (2) Subsequent Election.
                    (A) Before January 1, 2009, a Participant may change the distribution option previously selected for the Participant’s Post-2004 Benefit (or the default option if the Participant did not make an initial election) by filing a written election with the Committee (or its designated representative) before January 1, 2009 that satisfies both of the following:
                         (i) The Participant’s election does not defer to a date after December 31, 2008 any distribution of the Post-2004 Benefit otherwise required to be made before January 1, 2009; and
                         (ii) The Participant’s election does not accelerate to a date before January 1, 2009 any distribution of the Post-2004 Benefit otherwise required to be made after December 31, 2008.
                    (B) After December 31, 2008, a Participant may elect to change the distribution option previously selected for the Participant’s Post-2004 Benefit (or the default option if the Participant did not make an initial election) by filing a written election with the Committee (or its designated representative) that satisfies both of the following:
                         (i) The Participant’s election is filed with the Committee at least 12 months before the earliest date on which the distribution of the Post-2004 Benefit would begin under the Participant’s then-current distribution election; and

                         (ii) The Participant’s election designates that distribution of the Post-2004 Benefit will begin at least 5 years after the earliest date on which distribution of the Post-2004 Benefit would begin under the Participant’s then-current distribution election.
     6.05. Unscheduled Withdrawals. A retired Participant receiving distributions in installments is permitted to make unscheduled withdrawals of the retired Participant’s Pre-2005 Benefit as described below:
          (a) Election. A retired Participant may request in writing to the Vice President, Human Resources, an unscheduled partial withdrawal or entire withdrawal of the undistributed balance of the retired Participant’s Pre-2005 Benefit, which will be paid within 30 days in a single lump sum.
          (b) Withdrawal Penalty. There will be a penalty deducted from the Participant’s Pre-2005 Benefit prior to an unscheduled withdrawal equal to 10% of the Pre-2005 Benefit as of the date the unscheduled withdrawal request is received by the Vice President, Human Resources.
SECTION 7.
VESTING OF BENEFITS
     7.01. General.
          (a) A Participant, other than a Grandfathered MSBP or SDRIP Participant, shall vest 20% per Anniversary Year in his or her Account (“Vesting Service”). There is no partial vesting for a portion of an Anniversary Year. A Participant’s Vested Percentage shall equal the product of (i) 20% and (ii) the Participant’s number of Anniversary Years as of the date of his or her termination, retirement, death or disability.
          (b) Grandfathered MSBP Participant. A Grandfathered MSBP Participant shall vest 20% per Anniversary Year in his or her Account beginning with the year in which the employee was named a Group I or II participant in the MSBP. A Participant’s Vested Percentage shall equal the product of (i) 20% and (ii) the Participant’s number of Anniversary Years as of the date of his or her termination, retirement, death or disability.
          (c) Grandfathered SDRIP Participant. A Grandfathered SDRIP Participant, except for those Participants named on Appendix E, shall vest 50% in his or her Account as of June 1, 2003 and shall be 100% vested as of June 1, 2004. Participants listed on Appendix E shall be 100% vested as of June 1, 2002.
     7.02. Rehired Participants.
          (a) Vesting. If a Participant terminates employment with the Company or Affiliated Company prior to becoming 100% vested, the Participant’s Account shall be distributed in accordance with section 6 and the nonvested portion of the Account shall be forfeited. If such Participant is subsequently rehired by the Company or Affiliated Company and is designated a Participant in accordance with section 3, any Account value forfeited upon the prior termination shall not be reinstated.
          However, if the Participant has not incurred consecutive one-year Breaks in Service equal to or in excess of (i) 5 years, or (ii) the aggregate number of years of Vesting Service the Participant had earned before such Break in Service, the Participant’s Anniversary Date shall be adjusted to take into consideration such Participant’s prior period of active service during which he or she was considered to be a Participant in the Plan (“Adjusted Anniversary Date”). A new Account shall be established for such rehired Participant for the purpose of recording Compensation Credits, Discretionary Contributions (effective October 30, 2006) and Investment Credits beginning after such Participant’s rehire date reflective of his or her Vested Percentage which shall be recomputed to include the Participant’s Adjusted Anniversary Date.
          (b) Pay Status of Prior Benefit. If the rehired Participant is receiving annual distributions of his or her Account as it existed on the date of the Participant’s termination (“Prior Account”), such Prior Account (i) will remain separate from the Account established as described in Section 7.02(a), (ii) will retain the Vesting Percentage applied as of the Participant’s date of termination, and (iii) payments to the Participant will continue upon the Participant’s return to employment with the Company or Affiliated Company.
     7.03. Redesignated Participants. If a Participant’s designation as a Participant had been revoked under section 3.03, prior to becoming 100% vested, the Participant’s Account shall continue to be credited with earnings, gains and losses based on the deemed investment of the Account. If such Participant is subsequently redesignated as a Participant under section 3.01, such Participant’s vested status shall be determined based on the Participant’s Anniversary Years and his Account shall be adjusted to reflect the revised vested percentage.
SECTION 8.
SELECTION OF AND PAYMENTS TO A BENEFICIARY
     8.01. Beneficiary Designation. A Participant shall designate a Beneficiary on a form provided by the Vice President, Human Resources, or his or her designee, for the purpose of designating a Beneficiary. If a Participant has not designated a Beneficiary, or if a designated Beneficiary is not living or in existence at the time of a Participant’s death, any death benefits payable under the Plan shall be paid to the Participant’s Spouse, if then living, and if the Participant’s Spouse is not then living, to the Participant’s estate.
     8.02. Change in Beneficiary. A Participant may change the designated Beneficiary from time to time by filing a new written designation with the Vice President, Human Resources, or his or her designee. Such designation shall be effective upon receipt by the Vice President, Human Resources, or his or her designee.

     8.03. Survivor Benefit. If a Participant dies with an Account balance under this Plan, his Beneficiary shall be entitled to receive a distribution of the Participant’s Account. The Beneficiary shall receive the lump sum calculated under the MSBP if the deceased Participant is a Grandfathered MSBP Participant and the Beneficiary elects to receive the benefit provided under the MSBP. Otherwise, such lump sum shall equal the deceased Participant’s Account under the Plan. The lump sum distribution shall be paid within ninety (90) days following the Participant’s death.
SECTION 9.
TAX WITHHOLDING
     Benefits hereunder shall be subject to applicable FICA withholding laws. Benefit payments hereunder shall be subject to applicable federal, state and 1ocal tax withholding laws.
SECTION 10.
ADMINISTRATION OF THE PLAN
     10.01. Duties and Power. The Committee shall be the “named fiduciary” for the Plan responsible for the general operation and administration of the Plan and the proper execution of its provisions. It shall have full discretionary authority to interpret the Plan and to determine the response to all questions arising from its provisions. It shall maintain all necessary books of accounts and records. It shall have the full discretionary power and authority to establish, interpret, enforce, amend, and revoke, from time to time, such rules and regulations for the administration of the Plan and the conduct of its business as it deems appropriate, including the right to remedy ambiguities, inconsistencies and omissions. Any action that the Committee is required or authorized to take shall be final and binding upon each and every person who is or may become a Plan Participant or Beneficiary. The Committee may delegate its authority to administer the Plan.
     10.02. Benefit Statements. The Committee, or its designee, will provide each Participant with a quarterly statement setting forth the Participant’s Account balance.
     10.03. Right to Accelerate. The Board in its sole discretion may accelerate all Pre-2005 Benefits upon termination of the Plan, and pay such benefits in a single lump sum. The Board may accelerate payment of Post-2004 Benefits upon termination of the Plan only as permitted by Code Section 409A and the related Treasury Regulations. If the Internal Revenue Service or the Committee determines that any Participants’ Pre-2005 Benefits are currently taxable, the Committee may direct immediate payment of all or some of the Pre-2005 Benefit in a single lump sum or to take any other action it deems appropriate. If the Internal Revenue Service determines that any Post-2004 Benefits are currently taxable, the Committee may direct immediate payment in a single lump sum of any Post-2004 Benefits determined to be currently taxable. In addition, Participants terminating employment with a Pre-2005 Benefit of less than $10,000 shall receive such benefits in a single lump sum regardless of the Participant’s distribution election. If a Participant’s Post-2004 Benefit is less than or equal to the dollar limit under Code Section 402(g) for the calendar year in which the Participant terminates employment, the Participant’s Post-2004 Benefit shall be paid in one lump sum to the extent permitted by Code Section 409A and the related Treasury Regulations.
SECTION 11.
AMENDMENT, SUSPENSION, AND TERMINATION
     11.01. Right to Amend or Terminate. The Plan may be amended, modified or terminated by the Committee at any time. Such amendment, modification or termination may modify or eliminate any benefit hereunder except that such amendment, modification or termination shall not affect the rights of Participants or Beneficiaries to the vested portion of a Participant’s Account as of the date of such amendment or termination.
     11.02. Right to Suspend. If the Committee determines that payments of Pre-2005 Benefits under the Plan would have a material adverse affect on the Company’s ability to carry on its business, the Committee may suspend payments of Pre-2005 Benefits temporarily for such time as in its sole discretion it deems advisable, but in no event for a period in excess of one year. If the Committee determines that payments under the Plan will jeopardize the Company’s ability to continue as a going concern, the Committee may suspend payments of Post-2004 Benefits until the first taxable year when payment will not have that effect. The Company shall pay such suspended payments in a lump sum immediately upon the expiration of the period of suspension.
     11.03. Partial ERISA Exemption. The Plan is intended to provide benefits for “a select group of management or highly compensated employees” within the meaning of sections 201, 301 and 401 of ERISA, and therefore to be exempt from sections 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and, to the extent permitted by Code Section 409A and the related Treasury Regulations with respect to Post-2004 Benefits, existing Account balances shall be paid in a single lump-sum and no further benefits, vested or non-vested, shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of section 3(2) of ERISA which is not so exempt.
SECTION 12.
MISCELLANEOUS
     12.01. Unfunded Plan. The Plan shall be unfunded within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. All benefits payable under the Plan shall be paid from the Company’s general assets. The Company shall not be required to set aside or hold in trust any funds for the benefit of a Participant or Beneficiary, each of whom shall have the status of a general unsecured creditor with respect to the Company’s obligation to make benefit payments pursuant to the Plan. Any assets of the Company available to pay Plan benefits shall be subject to the claims of the Company’s general creditors and may be used by the Company in its sole discretion for any purpose. A Participant shall be treated as an unsecured creditor of the Company for all benefits under the Plan.
     12.02. No Right to Continued Employment. Nothing in the Plan shall create or be construed as a contract between the Company or an Affiliated Company and employees for any matter including giving any person employed by the Company or an Affiliated Company the right to be retained in the Company’s or an Affiliated Company’s employ. The Company and each Affiliated Company expressly reserve the right to dismiss any person at any time, with or without cause, without liability for the effect that such dismissal might have upon him as a Participant in the Plan or for any other purpose.
     12.03. Prohibition Against Alienation. Except as otherwise provided in the Plan, no right or benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. No such right or benefit shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such right or benefit.
     12.04. Savings Clause. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision and the remaining provisions hereof shall continue to be construed and enforced as if the invalid or unenforceable provision had not been included.
     12.05. Payment of Benefit of Incompetent. In the event the Committee finds that a Participant, former Participant or Beneficiary is unable to care for his affairs because of his minority, illness, accident, or other reason, any benefits payable hereunder may, unless other claim has been made therefor by a duly appointed guardian, committee or other legal representative, be paid to a spouse, child, parent, or other blood relative or dependent or to any person found by the Committee to have incurred expenses for the support and maintenance of such Participant, former Participant, or Beneficiary; and any such payments so made shall be a complete discharge of all liability therefor.
     12.06. Spouse’s Interest. The interest in the benefits hereunder of a Spouse who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such Spouse in any manner including, but not limited to, such Spouse’s will, nor shall such interest pass under the laws of intestate succession.
     12.07. Successors. In the event of any consolidation, merger, acquisition or reorganization of the Company, the obligations of the Company and Participating Affiliated Companies under this Plan shall continue and be binding upon the Company, Participating Affiliated Companies and its successors.
     12.08. Gender, Number and Heading. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections as used herein are inserted solely for convenience and reference and constitute no part of the Plan.
     12.09. Legal Fees and Expenses. The Company shall pay all reasonable legal fees and expenses that a Participant may incur as a result of the Company contesting the validity, enforceability, or the Participant’s interpretation of, or determinations under this Plan, other than tax withholding under Section 9.
     12.10. Choice of Law. This Plan shall be governed by and construed in accordance with the laws of the State of Michigan, other than its choice-of-law rules, to the extent not superseded by applicable federal statues or regulations.
     12.11. Affiliated Employees. Transfers of employment between Affiliated Companies and the Company or other Affiliated Companies will be treated as continuous and uninterrupted service under the Plan.
     12.12. Plan Document. This Plan document provides the final and exclusive statement of the terms of the Plan. Unless otherwise authorized by the Committee or its delegate, no amendment or modification to this Plan shall be effective until reduced to writing and adopted pursuant to Section 11.01. This document legally governs the operation of the Plan, and any claim of right or entitlement under the Plan shall be determined solely in accordance with its provisions. To the extent that there are any inconsistencies between the terms of any related materials and the terms of this document, the terms of this document shall control and govern the operation of the Plan. No other evidence, whether written or oral, shall be taken into account in determining the right of an Eligible Employee, a Participant, or Beneficiary, as applicable, to any benefit of any type provided under the Plan.
SECTION 13.
ARBITRATION
     In the event of any dispute, claim, or controversy (hereinafter referred to as a “Grievance”) between a Participant who is eligible to elect to receive the benefits provided under this Plan and the Company with respect to the payment of benefits to such Participant under this Plan, the computation of benefits under this Plan, or any of the terms and conditions of this Plan, such Grievance shall be resolved by arbitration in accordance with this Section 13.
          (a) Arbitration shall be the sole and exclusive remedy to redress any Grievance.
          (b) The arbitration decision shall be final and binding, and a judgment on the arbitration award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.
          (c) The arbitration shall be conducted by the American Arbitration Association in accordance with the Federal Arbitration Act and the Employee Benefit Plan

Claims Arbitration Rules of the American Arbitration Association and reasonable expenses of the arbitrators and the American Arbitration Association shall be borne by the Company.
          (d) The place of the arbitration shall be the offices of the American Arbitration Association in the Detroit, Michigan Metropolitan area.
          (e) The arbitrator(s) shall not have the jurisdiction or authority to change any of the provisions of this Plan by alteration of, addition to, or subtraction from the terms thereof. The arbitrator(s)’ sole authority shall be to apply any terms and conditions of this Plan. Since arbitration is the exclusive remedy with respect to any Grievance, no Participant eligible to receive benefits provided under this Plan has the right to resort to any federal court, state court, local court, or administrative agency concerning breaches of any terms and provisions hereunder, and the decision of the arbitrator(s) shall be a complete defense to any suit, action, or proceeding instituted in any federal court, state court, local court, or administrative agency by such employee or the Company with respect to any Grievance which is arbitrable as herein set forth.
          (f) The arbitration provisions shall, with respect to any Grievance, survive the termination of this Plan.
SECTION 14.
CHANGE IN CONTROL PROVISIONS
     14.01. General. In the event of a Change in Control, as defined in Section 14.07, then, notwithstanding any other provision of the Plan, the provisions of this Section 14 shall be applicable and shall supersede any conflicting provisions of the Plan, including any change in control language in the MSBP, SDRIP or KEDC.
     14.02. Immediate Vesting. In the case of a Change in Control, each Participant’s Account shall immediately be 100% vested.
     14.03. Transfer to Rabbi Trust. The Company shall establish a trust (the “Rabbi Trust”) that is intended to be an unfunded arrangement and not affect the status of the Plan as an unfunded arrangement for purposes of Title I of ERISA. The terms of the Rabbi Trust shall provide that, within seven (7) days of a Change in Control, assets shall be transferred to the Rabbi Trust in (a) an amount equal to each Participant’s Account balance as of the date of the Change in Control, plus (b) an amount deemed necessary to pay estimated Rabbi Trust administrative expenses for the following five (5) years, as determined by the Company’s Accountants or the Company’s Actuaries. Assets transferred in accordance with the preceding sentence shall either be (i) in the form of shares of the Deemed Investments and/or DTE Stock equal to the number of shares of each such Deemed Investment and DTE Stock in which the Participant’s Account is deemed to be invested for bookkeeping purposes on the date of the Change in Control or (ii) in the form of in cash, in which case an additional cash transfer shall be made, prior to the initial investment of cash by the trustee of the Rabbi Trustee in DTE Stock or any Deemed Investment, in an amount sufficient to permit the trustee of the Rabbi Trust to invest in the number of shares of each Deemed Investment and DTE Stock in which the Participant’s

Account was deemed to be invested for bookkeeping purposes on the date of the Change in Control (as adjusted for any subsequent share splits, consolidations, etc.). The Company and/or an Affiliated Company shall make all transfers of assets required by the Rabbi Trust in a timely manner and shall otherwise abide by the terms of the Rabbi Trust.
     14.04. Lump Sum Payments. In connection with a Change in Control or consummation of a transaction constituting a Change in Control, the Chairman of DTE Energy Company shall have the absolute discretion to direct that a lump sum payment be made to a Participant up to the total value of such Participant’s Pre-2005 Benefit if such payment will reduce the amount of any potential excise tax imposed by
Code section 4999.
     14.05. Joint and Several Liability. Upon and at all times after a Change in Control, the liability under the Plan of the Company and each Affiliated Employer that has adopted the Plan shall be joint and several so that the Company and each such Affiliated Employer shall each be liable for all obligations under the Plan to each employee covered by the Plan, regardless of the corporation by which such employee is employed.
     14.06. Dispute Procedures. In the event that, upon or at any time subsequent to a Change in Control, a disputed claim for benefits under the Plan is brought by a Participant or beneficiary, the following additional procedures shall be applicable:
          (a) Any amount that is not in dispute shall be paid to the Participant or beneficiary at the time or times provided herein.
          (b) The Company shall advance to such claimant from time to time such amounts as shall be required to reimburse the claimant for reasonable legal fees, costs and expenses incurred by such claimant in seeking a judicial resolution of his or her claim, including reasonable fees, costs and expenses relating to arbitration.
     14.07. Definition of Change in Control. A “Change in Control” means the occurrence of any one of the following events:
          (a) individuals who, on December 31, 2001, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to December 31, 2001, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to directors or as a result of any other actual or threatened solicitation of proxies [or consents] by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
          (b) any “person” (as such term is defined in Section 3(a)(9) of the Exchange

Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c)), or (E) a transaction (other than one described in (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this paragraph (b);
          (c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a “Business Combination”) or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
          (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
     Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the

Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
     14.08. Additional Benefits. Effective October 30, 2007, the Account balance of any Participant who has entered into a Change in Control Severance Agreement and whose employment is terminated under circumstances entitling the Participant to Severance Benefits under Section 3(a) of the Change in Control Severance Agreement will be credited with additional Compensation Credits for the Participant’s Benefit Continuation Period as provided in Section 3(a)(4)(B) of the Change in Control Severance Agreement, based on the Participant’s Base Salary determined under Section 3(a)(1)(A) of the Change in Control Severance Agreement and the Participant’s Annual Cash Bonus determined under Section 3(a)(1)(B) of the Change in Control Severance Agreement.
IN WITNESS WHEREOF, DTE Energy Company has caused this amended and restated Plan to be executed as of this 5th day of November 2008.

DTE Energy Company
By:	/s/ Larry E. Steward
Larry E. Steward
Vice President, Human Resources

Appendix A

Management

Supplemental

Benefit

Plan

SIXTH RESTATEMENT OF
THE DETROIT EDISON COMPANY
MANAGEMENT SUPPLEMENTAL BENEFIT PLAN
     The Detroit Edison Company Management Supplemental Benefit Plan (the “Plan”), established by The Detroit Edison Company (the “Company”) effective July 24, 1989, as amended and restated effective January 22, 1990, June 26, 1995, January 1, 1996, October 28, 1996, and October 27, 1997 is hereby amended and restated as of December 2, 1998, by this Sixth Restatement.
Purpose
     The Plan is designed to supplement pension benefits for eligible management employees. The Plan has the objective of making the Company’s retirement program more competitive within the electric utility industry and general industry, which will facilitate the attraction and retention of management employees.
Definition
     Average Final Compensation. Equals one-fifth of pay during the 260 weeks of Company service that results in the highest average, calculated without regard to any limitation imposed by Section 401(a)(17) of the Internal Revenue Code. In additional to normal pay, lump sum payments in lieu of April base pay increases and Shareholder Value Improvement Plan awards with no restriction on the year paid will be included when calculating the 260 weeks of benefit service which result in the highest average.
     Awarded Service. Years of service that may be imputed to an otherwise eligible Plan participant by the Organization and Compensation Committee (“Committee”) of the Board of Directors, having taken into account the value to the Company of such participant’s prior experience.
     Company. The Detroit Edison Company and any Controlled Group Member which has adopted the Plan with the approval of the Chairman of the Board of Directors and the Chairman of the board of directors of the Controlled Group Member. As a condition to participating in the Plan, such Controlled Group Member shall authorize the Chairman of the Board of Directors to act for it in all matters arising under the Plan and shall agree to comply with such other terms and conditions as may be imposed by the Chairman of the Board of Directors. Where the context requires in respect of the liability for the payment of any benefit to an eligible participant or beneficiary thereof, the term “Company” shall mean The Detroit Edison Company or such other Controlled Group Member employing or who employed such employee. Unless otherwise defined herein, all defined terms shall have the same meaning as provided under the Retirement Plan. All corporate officers and other administrative personnel referred to herein refer to officers and administrative personnel of The Detroit Edison Company.
     Company Service. All years of service with the Company calculated to the nearest month.
     Executive Post-Employment Income Arrangement. Individual arrangements that were entered into with certain executives upon initial employment with the Company, specifically excluding, however, any Change-in-Control Severance Arrangement entered into with DTE Energy Company and any offer of employment letter agreement as they may be amended from time to time. The arrangements may provide for additional benefits upon retirement.
     Key Employe Deferred Compensation Plan. The Key Employe Deferred Compensation Plan initiated in 1964 which provides a supplemental pension benefit to certain management employees. The Key Employe Deferred Compensation Plan is sponsored by Detroit Edison for eligible employees.
     Certain Management or Highly-Compensated Employees. An employee of a Company, other than The Detroit Edison Company, who is specifically designated by written order of the Committee as a member of

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management eligible to participate in the Plan, and who is a member of a select group of management or highly-compensated employees of the Company within the meaning of ERISA Section 201(2). An employee’s designation as a Certain Management or Highly Compensated Employee shall terminate, however, on the date the Committee by written order terminates such employee’s designation for participation in the Plan.
     Normal Pay. The employee’s salary from the Company for a standard forty-hour work week calculated, without regard to any limitation imposed by Section 401(a)(17) of the Internal Revenue Code including amounts deferred by the employee under the Company’s qualified and non-qualified savings plans. It does not include any bonuses, special pay, or premium for overtime work.
     Retirement Plan. The Employes’ Retirement Plan of The Detroit Edison Company (“Detroit Edison”). The Retirement Plan is a defined benefit pension plan sponsored by Detroit Edison for eligible employees.
     Retirement Allowance Factor. The multiplier used in the basic formula of the Retirement Plan.
Eligibility
     Eligibility to participate in this Plan is determined no later than the latest to occur of:
(1)	90 days from the date hereof; or

(2)	90 days subsequent to an otherwise eligible participant’s 55th birthday; or

(3)	In the case of an otherwise eligible participant who does not have at least 10 years of Company service at age 55, 90 days subsequent to the otherwise eligible participant’s having 10 years of Company service.
   Participation in the Plan is limited to those management employees who
(1)(A)	Were members of Management Council (pursuant to OR3, Management Groups) November 20, 1998; such employees being named on Exhibit D, or
(B)	Are designated by the Chairman as key managerial employees eligible to participate in the Plan; or

(C)	With respect to management employees of a Company other than The Detroit Edison Company, are Certain Management or Highly Compensated Employees, and
(2)	Are not personally eligible to receive a benefit from the Key Employe Deferred Compensation (KEDC) Plan although a court of competent jurisdiction may have recognized spousal rights; and

(3)	Do not have an effective Executive Post-Employment Income Arrangement; and

(4)	At the time of termination from the Company (or death while actively employed), are at least 55 years of age and have at least 10 years of Company service.
     Employees who are eligible to receive a benefit from KEDC or who have entered into Post-Employment Income Arrangements with the Company may elect to participate in this Plan in accordance with the first paragraph of this section by filing an election to waive any rights to a benefit from KEDC and/or any rights under a Post-Employment Income Arrangement with the Vice President-Human Resources, who will provide an election form upon request, or, in the case of KEDC, will in certain circumstances be deemed to have made such elections as provided in KEDC.

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Target Percentage of Average Final Compensation
     Payments from the Plan are based upon the calculated target percentage of average final compensation. The target percentage of average final compensation is determined by years of Company service and awarded service, if any, and by the management group in which the participant is a member at the time of termination from the Company (or death while actively employed by the Company) as specified in Exhibit A.
     Participants awarded service under the Plan must certify any retirement income expected or being received from a previous employer. Payments from the Plan to participants with awarded service will be reduced by the non-contributory portion of any retirement income expected or being received from a previous employer.
     Payments from the Plan will be reduced by any KEDC spousal payments required by a court of competent jurisdiction. Payments from the Plan may also be affected by the employee’s age at termination (see Early Retirement) and the payment option selected by the employee (see Payment Options).
     Payments from the Plan are not payable until the participant terminates employment with the Company and all Controlled Group Members (by death or otherwise), and references in the following provisions of the Plan to “terminating employment” or “employment termination” or similar provisions shall mean termination of employment with the Company and all Controlled Group Members.
Early Retirement
     The Plan provides for an unreduced target percentage for those terminating employment at age 60 or older. A reduced or adjusted target percentage is provided for those terminating employment (including death) who are at least age 55 but prior to age 60. The early retirement adjustment schedule is as follows:

Age At	Early Retirement
Termination	Adjustment Percentage
55	60%
56	68%
57	76%
58	84%
59	92%
60 or older	100%
     Age at termination is calculated to the nearest whole month and the early retirement adjustment percentage is determined accordingly.
Pavment Options
     Pre-2005 Benefit. At the time of employment termination, an eligible employee must elect one of the following payment options for the eligible employee’s Pre-2005 Benefit: (a) Guaranteed Term Plus Life, (b) Actuarial-Adjusted Life with a 100% Joint and Survivor Benefit and (c) Actuarial-Adjusted Life with a 50% Joint and Survivor Benefit. In the event that an employee dies during active employment, and at the time of death was eligible for a benefit as provided herein, the payment option is deemed to be Guaranteed Term Plus Life.
     Post-2004 Benefit.
     (a) Initial Election. An eligible employee who first becomes eligible for MSBP benefits may elect any of the following payment options for the eligible employee’s Post-2004 Benefit by submitting a distribution election to the Committee (or its designated representative) within 30 days of the date the employee first becomes eligible to participate:

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(1)	Guaranteed Term Plus Life;

(2)	Actuarial-Adjusted Life with a 100% Joint and Survivor Benefit; and

(3)	Actuarial-Adjusted Life with 50% Joint and Survivor Benefit.
     An eligible employee who does not timely make an initial election will receive his or her MSBP benefits in the form of the Guaranteed Term Plus Life.
     (b) Subsequent Election.
          (1) Before January 1, 2009, an eligible employee may change the distribution option previously selected for the eligible employee’s Post-2004 Benefit (or the default option if the eligible employee did not make an initial election) by filing a written election with the Committee (or its designated representative) before January 1, 2009 that satisfies both of the following:
               (A) The election does not defer to a date after December 31, 2008 any distribution of the Post-2004 Benefit otherwise required to be made before January 1, 2009; and
               (B) The election does not accelerate to a date before January 1, 2009 any distribution of the Post-2004 Benefit otherwise required to be made after December 31, 2008.
          (2) After December 31, 2008, an eligible employee may elect to change the distribution option previously selected for the eligible employee’s Post-2004 Benefit (or the default option if the eligible employee did not make an initial election) by filing a written election with the Committee (or its designated representative) that satisfies both of the following:
               (A) The election is filed with the Committee at least 12 months before the earliest date on which the distribution of the Post-2004 Benefit would begin under the then-current distribution election; and
               (B) The election designates that distribution of the Post-2004 Benefit will begin at least 5 years after the earliest date on which distribution of the Post-2004 Benefit would begin under the then-current distribution election.
Guaranteed Term Plus Life
     If the employee elects the Guaranteed Term Plus Life payment option, the employee, at the time of employment termination, must also elect a survivor benefit of either monthly payments or an adjusted lump sum payment. In the event that such an election is not made by the employee, or in the event that the employee dies during active employment and at the time of death was eligible for a Plan benefit as provided herein, the survivor benefit is assumed to be the adjusted lump sum payment.
     The Guaranteed Term Plus Life payment option provides for a minimum of 15 years of payments to the employee or, if the employee lives beyond the 15-year period, the payments continue to be made to the employee for the life of the employee.
     If the employee elects the monthly payment survivor benefit and dies prior to the end of the 15-year period, payments will continue to be made to the employee’s beneficiary or estate for the balance of the 15-year period. At the end of this 15-year period, all payments cease and liability of the Company under the Plan is terminated.
     If the employee elects the lump sum payment survivor benefit and dies Prior to the end of the 15-year period, an adjusted lump sum payment is made to the employee’s designated beneficiary or estate. The adjusted lump sum payment is determined by a standard annuity calculation where the adjusted lump sum is the present worth of the remaining monthly benefits in the 15-year period. The methodology and other relevant factors for

4

determining the amount of the adjusted lump sum payment are provided in Exhibit B. Upon payment of the lump sum payment, all payments cease and liability of the Company under the Plan is terminated.
Actuarial-Adjusted Life With a 100% Joint And Survivor Benefit
     This option provides for the actuarial equivalent to the benefit payment under the Guaranteed Term Plus Life option. Upon the death of the employee and the designated beneficiary, all payments cease and the liability of the Company under the Plan is terminated. The actuarial equivalent benefit is provided for the life of the employee and upon the death of the employee, 100% of the benefit is provided to the employee’s designated beneficiary for the duration of the beneficiary’s life. If the employee’s designated beneficiary should die prior to the employee, payments continue from the life of the employee and upon the death of the employee all payments cease and liability of the Company under the Plan is terminated. If the employee and designated beneficiary are the same age, the actuarial equivalent benefit equals 97.94% of the Guaranteed Term Plus Life benefit.
     If the beneficiary is younger than the employee, this percentage is reduced by 1.2% for each 12 full months of difference in age. If the beneficiary is older than the employee, this percentage is increased 1.2% for each 12 full months in difference in age up to a maximum of 100%.
Actuarial-Adjusted Life With A 50% Joint And Survivor Benefit
     This option provides for the actuarial equivalent to the benefit payable under the Guaranteed Tenn Plus Life option. Upon the death of the employee and the designated beneficiary, all payments cease and the liability of the Company under the Plan is terminated. The actuarial equivalent benefit is provided for the life of the employee and upon the death of the employee, 50% of the benefit is provided to the employee’s designated beneficiary for the duration of the beneficiary’s life. If the employee’s designated beneficiary should die prior to the employee, payments continue for the life of the employee and upon the death of the employee all payments cease and liability of the Company under the Plan is terminated. If the employee and designated beneficiary are the same age, the actuarial equivalent benefit equals 107.72% of the Guaranteed Term Plus Life benefit. If the beneficiary is younger than the employee, this percentage is reduced by 1% for each 12 full months of difference in age. If the beneficiary is older than the employee, there is no adjustment to the percentage. If the employee does not designate a beneficiary, the actuarial equivalent benefit equals 107.72% of the Guaranteed Term Plus Life benefit, and upon the death of the employee all payments cease and the liability of the Company under the Plan is terminated.
Payment Calculation
Monthly payments from the Plan are determined as follows:
Step 1. Determine Gross Target Amount
The gross target amount results from multiplying the target percentage by Average Final Compensation as defined in this Plan (see Exhibit A to determine the target percentage).
Step 2. Determine Retirement Plan Benefit
The Retirement Plan benefit results from multiplying the retirement allowance factor by average final compensation as defined under the Retirement Plan, calculated for purposes hereof, without regard to any limitations imposed by Section 401 (a)(17) or Section 415 of the Internal Revenue Code, by Company service and, if applicable, by the early retirement adjustment percentage required under the Retirement Plan.
Step 3. Determine Base Annual Target Benefit Amount

5

The base annual target benefit amount results from subtracting the Retirement Plan benefit that would be payable at retirement (without regard to whether the employee elects to defer receipt of the benefit) from the gross target amount.
Step 4. Determine Adjusted Annual Target Benefit Amount
The adjusted annual target benefit amount results from multiplying the base annual target benefit amount by the early retirement adjustment percentage (see page 3 to determine the early retirement adjustment percentage).
Step 5. Determine Monthly Target Benefit Amount Under The Guaranteed Term Plus Life Payment Option
The monthly target benefit amount under the Guaranteed Term Plus Life payment option is determined by dividing the adjusted annual target benefit amount by 12.
Step 6. Actuarial-Adjusted Payment Option
If an actuarial-adjusted payment option is selected, the actuarial adjustment is applied to the monthly target benefit amount under the Guaranteed Term Plus Life payment option.
Step 7. Adjustment to Payment Option
If an employee is not immediately eligible for a benefit under the Retirement Plan, the gross target amount will not be adjusted in Step 3 above. In those cases,the payment option determined in Step 6 above will be adjusted by the actuarial adjusted Retirement Plan benefit when it is paid to the employee.
The payment determined in Step 6 above for employees with awarded service will be reduced by the non-contributory portion of any retirement income from a previous employer when it is paid to the employee.
Exhibit C displays examples of the Plan payment calculation procedure.
     In the event an employee receives an assessment of income taxes from the Internal Revenue Service which treats any amount under this Plan as includible in such employee’s gross income prior to payment of such amount to such employee, the Company shall pay an amount equal to such income taxes to such employee within 30 days after receipt of written notice from such employee about such assessment. The base annual target benefit amount (Step 3) shall be reduced by an amount equal to such income taxes and Steps 4, 5 and 6 shall be reduced accordingly.
     Each payment under this Plan shall be reduced by any federal, state or local taxes which The Detroit Edison Company determines should be withheld from such payment.
Schedule of Payments
     Plan payments, if any, are made to the employee or to the designated beneficiary on a monthly basis.
     (a) Pre-2005 Benefit. The schedule will follow the provisions for payment under the Retirement Plan. The accompanying examples show the effect of Retirement Plan benefits at different times.
     (b) Post-2004 Benefit.
          (1) If the eligible employee terminates employment because of death, the survivor benefit of the adjusted lump sum payment under the Guaranteed Term Plus Life form of benefit will be paid to the eligible employee’s beneficiary within 90 days after the eligible employee’s death.

6

          (2) If the eligible employee terminates employment for any reason other than death and the eligible employee is not a “specified employee” for purposes of Code section 409A at the time the eligible employee’s employment terminates, the first monthly payment of an eligible employee’s Post-2004 Benefit shall be made on the earliest of:
               (A) the first day of the month beginning after the eligible employee’s employment terminates, if the eligible employee did not make any subsequent election after December 31, 2008 to change the form of distribution;
               (B) the first day of the month beginning after the latest date to which distribution was deferred by a subsequent election by the eligible employee after December 31, 2008 to change the form of distribution; and
               (C) the 90th day after the date of the eligible employee’s death.
          (3) If the eligible employee terminates employment for any reason other than death and the eligible employee is a “specified employee” for purposes of Code section 409A at the time the eligible employee’s employment terminates, the first monthly payment of an eligible employee’s Post-2004 Benefit shall be made on the earlier of:
               (A) the later of:
                    (i) the first day of the month beginning six months after the date the eligible employee’s employment terminated; and
                    (ii) the first day of the month beginning after the latest date to which distribution was deferred by a subsequent election by the eligible employee after December 31, 2008 to change the form of distribution; and
               (B) the 90th day after the date of the eligible employee’s death.
     Subsequent monthly installments of the Post-2004 Benefit shall be made as of the first day of each following month.
     The first distribution to an eligible employee subject to the 6-month delay described in (b)(3)(A)(i) above will include all payments that would have been paid to the eligible employee if the 6-month delay did not apply.
     The monthly benefit payable to an eligible employee under (b)(2)(B) or (b)(3)(A)(ii) above will be actuarially adjusted to reflect the delay in commencement of monthly benefit payments. The mortality table and interest rate applicable under the DTE Traditional Plan portion of the DTE Energy Company Retirement Plan at the time of the eligible employee’s termination of service will be used to actuarially adjust the monthly benefit.
     The monthly benefit payable to an eligible employee’s beneficiary under (b)(2)(C) or (b)(3)(B) above will be actuarially adjusted to reflect the delay in commencement of monthly benefit payments. The mortality table and interest rate applicable under the DTE Traditional Plan portion of the DTE Energy Company Retirement Plan at the time of the eligible employee’s termination of service will be used to actuarially adjust the monthly benefit.
Beneficiary Designation
     Each eligible participant may name any beneficiary to whom payments under the Plan are to be paid in case of the employee’s death. Each designation will revoke all prior designations by the employee and shall be on a form prescribed by The Detroit Edison Company and will be effective only when filed by the employee with the Treasurer. In the absence of any such designation, payments due shall be paid to the employee’s estate.

7

Taxation
     The Company makes no representation as to the tax consequences of individual payment options. Plan participants are urged to consult tax advisors of their choice for information and advice.
Non-Secured Promise; Amendments
     Eligible participants have the status of general unsecured creditors of the Company. This Plan constitutes a promise by the Company to make benefit payments in the future. The Company intends that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company intends that this Plan be maintained primarily for a select group of management or highly compensated employees.
     Payments as they become due under the Plan to or in respect of a Company’s former employees shall be paid by such Company from its general assets; provided, however, that no provision of the Plan shall preclude a Company from segregating assets which are intended to be a source for payment of benefits under the Plan.
     The Detroit Edison Company reserves the right to amend, modify, or discontinue this Plan at any time; provided, however, that no such amendment, modification, or termination shall adversely affect the rights of participants or beneficiaries who are receiving or are immediately eligible to receive benefits from this Plan at the time of such amendment, modification, or termination, without such person’s prior written consent.
     Any Controlled Group Member which has adopted the Plan may as to itself withdraw from the Plan at any time by action of the Chairman of its board of directors. In the event of dissolution, merger, consolidation or reorganization of a Company, the Plan shall terminate as to such Company unless the Plan is continued by a successor thereto (subject to the consent of the Chairman of the Board of Directors).
     Notwithstanding the foregoing provisions of this section, no amendment, modification, termination or withdrawal may be made after the occurrence of a Change in Control, as defined in Addendum 1, that shall adversely affect the rights of any person who is receiving or upon termination would thereupon be entitled to receive benefits under the Plan, without such person’s prior written consent.
Administration, Arbitration
     The Vice President-Human Resources is responsible for the administration of the Plan. The Vice President-Human Resources has the authority to interpret the provisions of the Plan and prescribe any regulations relating to its administration. The decisions of the Vice President-Human Resources with respect thereto made prior to the occurrence of a Change in Control shall be conclusive. The Vice President-Human Resources shall review the Plan from time to time and as part of such review is hereby directed and authorized to amend such Plan to the extent necessary for ease of administration and/or to comply with applicable federal and state laws.
     The Treasurer of the Company shall be responsible for the administration of benefits under the Plan.
     Notwithstanding any provision in this Plan to the contrary, in the event of any dispute, claim or controversy (hereinafter referred to as a “Grievance”) between an employee who is eligible to receive benefits under this Plan and the Company with respect to the“payment of benefits to such employee under this Plan, the computation of benefits under this Plan, or any of the terms or conditions of this Plan, such Grievance shall be resolved by arbitration. Arbitration shall be the sole exclusive remedy to redress any Grievance. The arbitration decision shall be final and binding, and a judgment on the arbitration award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. The arbitration shall be conducted by American Arbitration Association in accordance with the Federal Arbitration Act and the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association and expenses of the arbitrator(s) and the American Arbitration Association shall be borne by the Company. Neither the Company nor such employee shall be entitled to attorneys’ fees, expert witness fees, or other expenses expended in the course of such arbitration or the enforcement of any award rendered thereunder. The place of the arbitration shall be the offices of the American Arbitration Association in the Detroit Metropolitan area, Michigan. The arbitrator(s) shall not have the jurisdiction

8

or authority to change any of the provisions of this Plan by alteration of, addition to, or subtraction from the terms thereof. The arbitrator(s)’ sole authority shall be to apply any terms and conditions of this Plan. Since arbitration is the exclusive remedy with respect to any Grievance, no employee eligible to receive benefits under this Plan has the right to resort to’any federal court, state court, local court, or administrative agency concerning breaches of any terms and provisions hereunder, and the decision of the arbitrator(s) shall be a complete defense to any suit, action, or proceeding instituted in any federal court, state court, local court, or administrative agency by such employee or the Company with respect to any Grievance which is arbitrable as herein set forth. The arbitration provisions shall, with respect to any Grievance, survive the termination of this Plan.
Non-Alienability and Non-Transferabilitv
     The right of a participant, participant’s spouse or beneficiary to payment of any benefit hereunder shall not be alienated, assigned, transferred, pledged or encumbered and shall not be subject to execution, attachment or similar process. No account shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any employee. Any attempted assignment, pledge, levy or similar process shall be null and void and without effect.
Change-in-Control Benefit For Certain Persons
     Notwithstanding the foregoing provisions of the Plan, a participant or other employee of a Company who has entered into a Change-in-Control Severance Agreement with DTE Energy Company (“Change-in-Control Severance Agreement”) shall receive a benefit as provided in Addendum I to the Plan upon termination of employment in certain circumstances following a Change in Control, as defined in Addendum 1. In addition, any participant or beneficiary receiving a benefit under the Plan at the time of the occurrence of a Change in Control, as defined in Addendum 1, shall receive payment as provided in Addendum I. If a benefit is payable to a participant or other employee or any beneficiary pursuant to Addendum 1, neither the participant or such employee, or any beneficiary thereof, shall be entitled to any payments or further payments, as the case may be, under the foregoing provisions of the Plan.

9

EXHIBIT A
TARGET PERCENTAGE

		Target Percentage
	Management	of Average Final	Service
	Group	Compensation	Index
1.	Chairman of the Board	60%	25
	President
	Executive Vice President
	Participants who are Certain Management
	or Highly Compensated Employees designated
	as being in Group 1 by the Committee

2.	Senior Vice President	60%	30
	Vice President
	Participants who are Certain Management
	or Highly Compensated Employees designated
	as being in Group 2 by the Committee

3.	Detroit Edison employees/participants	55%	35
	other than those included
	in Groups 1 and 2 above and
	Participants who are Certain Management
	or Highly Compensated Employees, other
	than those included in Groups 1 and 2 above,
	designated by the Committee as eligible to
	participate in the Plan
     If the sum of Company service and awarded service is greater than the corresponding service index, the target percentage is increased by 0.5% for each year of service above the index. If the sum of Company service and awarded service is less than the corresponding service index, the target percentage is reduced by 1% for each year of service below the index for employees in Groups I and 2 and by 1.5% for each year of service below the index for employees in Group 3.
     Company service is calculated to the nearest whole month. Awarded service is determined by the sole discretion of the Committee. The target percentage is adjusted accordingly if the service index results in fractional years.

1

EXHIBIT B
Table for Determining the Adjusted Lump Sum Payment Under the Guaranteed Term Plus Life Payment Option (Per $1,000 of Adjusted Annual Target Benefit Amount)

Remaining Years Of Guaranteed Term Payment
Interest Rate	6%	7%	8%	9%	10%	11%	12%

15	$9,875	$9,271	$8,720	$8,216	$7,755	$7,332	$6,943
14	9,456	8,909	8,406	7,945	7,520	7,128	6,767
13	9,012	8,520	8,067	7,648	7,260	6,901	6,569
12	8,540	8,103	7,699	7,323	6,973	6,648	6,345
11	8,038	7,656	7,300	6,967	6,656	6,365	6,093
10	7,506	7,177	6,868	6,578	6,306	6,050	5,808
9	6,941	6,663	6,401	6,153	5,919	5,698	5,488
8	6,341	6,112	5,895	5,688	5,492	5,305	5,127
7	5,704	5,521	5,347	5,179	5,020	4,867	4,721
6	5,028	4,888	4,753	4,623	4,498	4,378	4,263
5	4,310	4,208	4,110	4,014	3,922	3,833	3,746
4	3,548	3,480	3,413	3,349	3,286	3,224	3,164
3	2,739	2,699	2,659	2,621	2,583	2,545	2,509
2	1,880	1,861	1,843	1,824	1,806	1,788	1,770
1	968	963	958	953	948	943	938
0	0	0	0	0	0	0	0
NOTES:
(1)	Interest rate is determined by the current prime interest rate of the NBD Bank less 2%.

(2)	Apply linear interpolation for partial years remaining in guaranteed term period and adjustments for fractional interest rates.

(3)	Exhibit B shows the information to perform a standard annuity due calculation. It is the present worth of a stream of monthly payments of $1,000/12 per month made at the end of the month and continuing for the number of months remaining.
The formula is:
     Adjusted Lump Sum = Pmt x (I -(I + i) -’)/i
    Where i is the NBD Bank Prime rate less 2% divided by 12 and n is the number of months remaining. Pmt is $1,000/12 or $83.33.
EXHIBIT C

2

Example I
Assumptions:

Date of Termination:	January 31, 1998
Age at Termination:	65 Years, 0 Months
Position:	Vice President
MSBP Average Final Compensation:	$216,000
Retirement Plan Average Final Compensation:	$180,000
Company Service:	25 Years, 0 Months
Retirement Allowance Factor:	.014
Payment Option:	Guaranteed Term Plus Life
(Survivor benefit - monthly payment)

(Given the above, the target percentage is 55%)

Step 1:	55% x $216,000 = $118,800
Step 2:	.014 x $180,000 x 25 = $63,000
Step 3:	$118,800 - $63,000 = $55,800
Step 4:	$55,800 x 100% = $55,800
Step 5:	$55,800/12 = $4,650
Monthly payments of $4,650 will be made for 15 years, or for the life of the employee if greater than 15 years.
Example 1A
Assumptions listed for Example I apply with the exception of the following:

Payment Option:	Guaranteed Term Plus Life
(Survivor benefit - lump sum payment)

NBD Bank	9%

Prime Interest Rate:
Date of Employee’s Death:	January 31, 2003
Monthly payments of $4,650 are made for the life of the employee (see Example 1). Upon the death of the employee (January 31, 2003), a lump sum payment of $400,476.60 is made to the beneficiary (see Exhibit B).

3

EXHIBIT C (continued)
Example 2
Assumptions:

Date of Termination:	January 31, 1998
Age at Termination:	58 Years, 6 Months
Position:	Vice President
MSBP Average Final Compensation:	$216,000
Retirement Plan-Average Final Compensation:	$180,000
Company Service:	25 Years, 6 Months
Retirement Allowance Factor:	.014
Payment Option:	Guaranteed Term Plus Life
(Survivor benefit-monthly payments)

(Given the above, the target percentage is 55.5%)

Step 1:	.555 x $216,000 = $119,880
Step 2:	.014 x $180,000 x 25.5 x .91 = $58,477
Step 3:	$119,880 - $58,477 = $61,403
Step 4:	$61,403 x .88 = $54,035
Step 5:	$54,035/12 = $4,503
Monthly payments of $4,503 will be made for 15 years, or for the life of the employee if greater than 15 years.
Example 2A.
Assumptions listed for Example 2 apply with the exception of the following:

Payment Option:	Actuarial-Adjusted Life with a 100% Joint and Survivor Benefit

Employee/Beneficiary	Beneficiary is two years younger than the employee
Age Difference:

Step I — Step 5:	Same as Example 2. The monthly benefit under the Guaranteed Term Plus Life option is $4,503

Step 6:	$4,503 x.9554 = $4,302
Monthly payments of $4,302 are made for the life of the employee. Upon the death of the employee, monthly payments of $4,302 are made for the life of the designated beneficiary. Upon the death of the designated beneficiary, all payments cease.

4

EXHIBIT C (continued)
Example 2B
Assumptions listed for Example 2A apply with the exception of the following:

Payment Option:	Actuarial-Adjusted Life with a 50% Joint and Survivor Benefit

Step 1 — Step 5:	Same as Example 2. The monthly benefit under the Guaranteed

Step 6:	Term Plus Life option is $4,503 $4,503 x 1.0572 = $4,760
Monthly payments of $4,760 are made for the life of the employee. Upon the death of the employee, monthly payments of $2,380($4,760 x 50%) are made for the life of the designated beneficiary. Upon the death of the designated beneficiary, all payments cease.
Example 3
Assumptions:

Date of Termination:	January 31, 1998
Age at Termination:	60 Years, 0 Months
Position:	Vice President
MSBP Average Final Compensation:	$216,000
Retirement Plan Average Final Compensation:	$180,000
Company Service:	14 Years, 0 Months
Awarded Service:	10 Years, 0 Months
Retirement Allowance Factor:	.014
Employee/Beneficiary Age Difference:	Beneficiary is two years younger than the employee
Payment Option:	Actuarial-Adjusted Life with a 100% Joint and Survivor Benefit
Monthly Pension from Previous Employer at age 65:	$2,000

4

EXHIBIT C (continued)

(Given the above, the target percentage is 54%)

Step 1:	54% x $216,000 = $116,640

Step 2:	$0 (Employee is ineligible for an immediate benefit under the Retirement Plan)

Step 3:	$116,640 - $0 = $116,640

Step 4:	$116,640 x 100% = $116,640

Step 5:	$116,640/12 = $9,720

Step 6:	$9,720 x .9554 = $9,286
Monthly payments of $9,286 will be made until a benefit is payable (age 65 in Example 3) under the Retirement Plan and from the previous employer. At that time the benefit payable under the MSBP will be offset by an amount equivalent to the benefit paid under the Retirement Plan (Step 7 — Option H assumed) and the benefit paid by the previous employer.

Step 7:	Monthly Retirement Plan Benefit:
.014 x $180,000 x 14 x.88 = $31,046/12 $2,587

Reductions to MSBP Benefit:
Retirement Plan $9,286 - $2,587 = $6,699
Previous Employer $6,699 - $2,000 = $4,699
Monthly payments of $4,699 are made for the life of the employee. Upon the death of the employee, monthly payments of $4,699 are made for the life of the designated beneficiary. Upon the death of the designated beneficiary, all payments cease.

6

EXHIBIT D

Active:

Gerard M Anderson	Leslie L Loomans
Joseph P Arresto	Barry Markowitz
Susan M Beale	Ronnie A May
Donald J Brett	David E Meador
Daniel G Brudzynski	S. Snick Meyers
Robert J Buckler	Sandra J Miller
Michael E Champley	Steven M Nagy
Frederic E Champnella H	Christopher C Nern
Paul A Childs	William T O’Connor Jr
James F Connelly	Evan J O’Neil
Anthony F Earley Jr	David L Peterson
Katherine E Fellows	A R Pierce Jr
Paul Fessler	Peter J Pintar
Larry G Garberding	Michael C Porter
Lonnie E Gillum	Jean M Redfield
Douglas R Gipson	Thomas M Roberts
Paul R Gurizzian	William R Roller
Lynne E Halpin	J J Roosen
T M Holton	Albert J Tack
Robert J Horn	S M Taylor
Thomas A Hughes	Richard C Viinikainen
Melinda A Jones	Morley A Wassermarm
Ronald L Klinect	Joseph L Welch
Gary E Lapplander	John M Wisniewski
Robert S Lenart	Alan J Yonkman
John E Lobbia

Retired:

Norman Barthlow	Willard Holland
Leon Cohan	Walter McCarthy
Malcolm Dade	Robert McKeon
Ronald Gresens	James O’Hara
Ernest Grove	Richard Thomas
Saul Waldman

7

SIXTH RESTATEMENT OF
THE DETROIT EDISON COMPANY
MANAGEMENT SUPPLEMENTAL BENEFIT PLAN
ADDENDUM I
CHANGE-IN-CONTROL BENEFITS
          A change in control (“Change in Control”) for purposes of the Plan and this Addendum I shall have occurred if at any time on or after October 1, 1997 any of the following events shall occur:
(1) DTE Energy Company (“DTE”) is merged, consolidated or reorganizedinto or with another corporation or other legal person, and as a result ofsuch merger, consolidation or reorganization less than 55% of thecombined voting power of the then-outstanding securities of suchcorporation or person immediately after such transaction is held in theaggregate by the holders of the then-outstanding securities entitled to votegenerally in the election of directors (the “Voting Stock”) of DTE immediately prior to such transaction;
(2) DTE sells or otherwise transfers all or substantially all of its assets toanother corporation or other legal person, and as a result of such sale ortransfer, less 55% of the combined voting power of the then-outstandingVoting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of DTE or a Subsidiary (as hereinafter defined)) by the holders of Voting Stock of DTE immediately prior to such sale or transfer;
(3) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of DTE;
(4) DTE files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of DTE will occur in the future pursuant to a then-existing contract or transaction which when consummated would be a Change in Control determined without regard to this paragraph 4;
(5) If, during any period of two consecutive years, individuals who at the beginning ofany such period constitute the directors of DTE cease for any reason to constituteat least a majority thereof; provided, however, that for purposes of this paragraph(5) each director who is first elected, or first nominated for election, by DTE’sstockholders, by a vote of at least two-thirds of the directors of DTE (or a committee thereof) then still in office who were directors of DTE at the beginning of any such period will be deemed to have been a director of DTE at the beginning of such period; or
(6) The approval of the shareholders of DTE of a complete liquidation or dissolution of DTE.
     Notwithstanding the foregoing provisions of paragraph (3) or (4) above, unless otherwise determined in a specific case by majority vote of the Board of Directors of DTE, a “Change in Control” shall not be deemed to have occurred for purposes of paragraph (3) or (4) solely because (i) DTE, (ii) an entity in which DTE directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a “Subsidiary”), or (iii) any DTE sponsored employee stock ownership plan or any other employee benefit plan of DTE or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial

8

ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise or because DTE reports that a Change in Control of DTE has occurred or will occur in the future by reason of such beneficial ownership.
     In the event a Change in Control (as determined without regard to paragraph (4) above) occurs, any participant or former employee, or beneficiary thereof, who as of the date of the occurrence of the Change in Control is receiving benefits under the Plan shall be paid in cash in a lump sum an amount equal to the actuarial equivalent present value of the remaining Pre-2005 Benefits, determined as of the date of payment, that are payable to or in respect of such person under the Plan (including survivor benefits, if applicable). Payment in a cash lump sum of the actuarial equivalent present value of the remaining Post-2004 Benefits will be made only if the event satisfies the definition of a “change in control” for purposes of Code Section 409A.
     In the event a Change in Control occurs, any participant or employee of a Company who has entered into a Change-in-Control Severance Agreement and whose employment is terminated after the occurrence of the Change in Control in circumstances entitling the individual to severance compensation under Section 4 (before October 31, 2007) or Section 3(a) (effective October 30, 2007) of the Change-in-Control Severance Agreement shall be entitled to a cash lump sum payment under the Plan if (i) the participant or employee is at least age 47 and 7 months (after the application of the additional age credit as provided in paragraph (2) below) and (ii) the participant or employee otherwise meets the requirements for participation in the Plan set forth under “Eligibility” (except that the participant or employee need not be at least acre 55 and have at least 10 years of Company service and for purposes of clause (1) under the second paragraph under “Eligibility” the participant oremployee need only have been a member of Management Council or, if applicable, be a Certain Management or Highly Compensated Employee immediately prior to the occurrence of the Change in Control or at any time thereafter). The amount of such payment shall be equal to the actuarial equivalent present value of the benefit, if any, that would otherwise be payable to the participant or employee under the Plan under the Guaranteed Term Plus Life payment option determined as otherwise provided in the Plan but with the following modifications:
(1) Awarded service and the management group in which the participant or employee is a member shall be determined immediately prior to the time of termination, or the time of the occurrence of the Change in Control, if greater.
(2) The Plan benefit shall be determined by assuming the participant has two additional years each of age and Company service for purposes of the Plan, as provided in Section 4(a)(ii) (before October 30, 2007) or Section 3(a)(4)(B) (effective October 30, 2007) of the Change in-Control Severance Agreement.
(3) If the participant or employee is not eligible for-immediate payment of a benefit under the Retirement Plan, the Plan benefit to which the participant or employee is entitled shall be determined without regard to Step 2 under “Payment Calculation”, but instead the lump sum payable under this Addendum I shall be reduced by the actuarial equivalent of the Retirement Plan benefit as provided in paragraph (6) below.
(4) If the participant or employee is under age 55 (after the application of paragraph (2) above), the applicable early retirement adjustment percentage shall be determined as follows:

Age At	Early Retirement
Termination	Adjustment Percentage
55	60%
54	52%
53	44%
52	36%
51	28%
50	20%
49	12%
48	4%

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Age At	Early Retirement
Termination	Adjustment Percentage
47.5	0%
(5) If the participant or employee has received awarded service under the Plan, the lump sum payable shall be reduced by the actuarialequivalent of the non-contributory portion of the retirement income expected or being received from the participant’s or employee’s previous employer.
(6) If a participant or employee is not eligible for immediate payment of a benefit under the Retirement Plan, the lump sum payable shall be reduced by the actuarial equivalent of the benefit to which the employee is entitled at age 65 under the Retirement Plan as determined without regard to any limitation imposed by Section 401(a)(17) or Section 415 of the Internal Revenue Code.
     Upon the foregoing payment, no further benefits shall be payable under the Planto such participant or employee or beneficiary thereof. Payments of Pre-2005 Benefits under this Addendum I shall be made within 30 days after the date on which the Change in Control occurs or, if later, the date the participant or employee terminates employment. Payments of Post-2004 Benefits under this Addendum I shall be made within 30 days after:
     (a) the later of the date the Change in Control occurs or the participant or employee terminates employment, if the Change in Control event satisfies the definition of a “change in control” for purposes of Code Section 409A; or
     (b) the date the participant or employee terminates employment, if the Change in Control event does not satisfy the definition of a “change in control” for purposes of Code Section 409A.
     For purposes of this Addendum 1, the interest/discount rate and mortality table used to determine actuarial equivalence shall be as follows:
(1) Interest/discount Rate — an annual rate equal to the Fed’s Fund Rate (as of the first business day of the calendar month in which the Change in Control or termination, if later, occurs) plus 1%, but in no event shall the interest/discount rate exceed 8% or be less than 5%.
(2) Mortality Table — the unisex version of the mortality table used for funding purposes of the most recent actuarial valuation for the Plan issued prior to the date of the Change in Control as defined in the DTE Change-in Control Severance Agreements.

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Appendix B
Frozen MSBP Participants
As of January 1, 2001

Name	ID	Awarded Service
Joseph Arresto	46359	0
Nazoor Baig	45932	0
David Broome	47897	0
Daniel G. Brudzynski	54035	0
Michael Carlen	47431	0
Paul Childs	36749	0
Donald Cobb	53568	14
James Connelly	34157	0
Vincent Dow	47262	0
Paul Fessler	44362	0
James Gessner	40559	0
Lonnie Gillium	34222	0
Edward Hansen	33748	0
Robert Horn	46028	0
John Howell, Jr.	42191	0
Thomas A. Hughes	46765	0
George Jackson, Jr.	44416	0
Melinda Jones	44527	0
Naif A. Khouri	54788	0
Paul Knutson	41820	0
Leslie Krystowiak	46735	0
Gary Lapplander	44281	0
Barry Markowitz	52955	12
Nancy Moody	51767	0
Peter Oleksiak	54420	0
Steve Nagy	54520	5
Evan O’Neil	100301	15
Robert A. Pierce	44945	0
Peter Pintar	54132	0
Edward Rahill	54781	0
Jean Redfield	52786	0
Thomas Roberts	37542	0
Randall Rutkofske	46546	0
Robert Sable	55779	0
Albert Tack	33141	0
Joseph Welch	42410	0
William Wilson	33905	0
John Wisniewski	37375	0
Alan Yonkman	43178	0

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Appendix C
Grandfathered MSBP Participants
As of January 1, 2001

		Awarded	Group I or II
Name	ID	Service	Service Date
Gerard M. Anderson	52716	0	04/30/93
Susan M. Beale	49507	0	03/27/95
Robert J. Buckler	43514	0	12/30/90
Michael E. Champley	42462	0	12/29/92
Anthony F. Earley, Jr.	52729	15	04/01/93
Larry Garberding	52139	25	07/30/90
Douglas R. Gipson	51609	14	07/01/92
Ronnie A. May	49933	0	08/03/98
David E. Meador	53751	10	02/28/97
S. Snick Meyers	54007	15	01/01/97
Sandra Miller	37358	0	03/30/98
William T. O’Connor, Jr.	53210	15	05/15/00
Eric Peterson	55794	0	09/05/00
Michael C. Porter	54108	10	09/15/97
William R. Roller	35563	0	04/29/96
S. Martin Taylor	51805	19	06/30/90
Theodore Vogel	55426	0	03/31/00

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Appendix D
Grandfathered SDRIP Participants
H. Lee Dow III
Paul Geick
Joyce Hayes-Giles
Steven Kurmas
Sharon O’Neil
Fred Shell

13

Appendix E
Grandfathered SDRIP Participants
100% Vested as of June 1, 2002
Stephen E. Ewing
Harold Gardner

14